Exhibit 99.1

Donna Smith, Director, Investor Relations,
Corporate Communications
(949) 975-1550
donna.smith@smawins.com

SM&A Board of Directors Approves Share Repurchase Plan

     NEWPORT BEACH, Calif., May 11, 2004 — SM&A (Nasdaq: WINS), the world’s leading provider of competition management services and a leading provider of high-value performance assurance services, today announced that its board of directors has authorized a share repurchase plan of up to $7 million of its common stock, effective immediately.

     The company intends to repurchase shares from time to time, at prevailing prices, in the open market. The timing and amount of the share repurchases will be at the discretion of the company and will be based on such factors as the stock price, general economic and market conditions, and other factors. The share repurchase plan may be suspended or discontinued at any time. Shares repurchased under the plan will be restored to the status of authorized but unissued shares.

     The board’s authorization of the share repurchase plan reflects its belief that the repurchase of company shares will benefit the long-term interests of the shareholders. “I believe that at current price levels, the repurchase plan represents an attractive investment opportunity,” stated Steven Myers, chairman and CEO.

About SM&A

SM&A is the world’s leading provider of competition management services, and a leading provider of high-value performance assurance services. SM&A’s more than 315 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed in excess of 820 proposals worth more than $271 billion for its clients, and has an 85% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements, certain of which are contained in this press release and may include, but are not limited to, statements regarding the value, timing, and number of shares authorized for repurchase. These forward-looking statements speak only as of the date of this press release. Investors are advised to read the company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections that address business risks, for a more comprehensive discussion of risks and uncertainties which could impact our business. The company expressly does not undertake a duty to update forward-looking statements.